Exhibit 99.01
DexCom, Inc. Reports First Quarter 2015 Financial Results

SAN DIEGO, CA - (BUSINESS WIRE-April 29, 2015) - DexCom, Inc. (Nasdaq: DXCM) today reported its unaudited financial results as of and for the quarter ended March 31, 2015.

Total revenue grew to $72.8 million for the first quarter of 2015, an increase of 55% from the same quarter in 2014. Total gross profit totaled $46.5 million for the three months ended March 31, 2015, compared to a total gross profit of $29.8 million for the three months ended March 31, 2014. In conjunction with the FDA approval and launch of the G4 PLATINUM with Share during the first quarter of 2015, the Company deferred revenue of $0.8 million primarily attributed to an upgrade program, and incurred $2.7 million in additional cost of goods sold primarily relating to excess and obsolete inventory. The Company reported a net loss of $12.9 million for the three months ended March 31, 2015, compared to a net loss of $12.5 million for the three months ended March 31, 2014, or $0.17 per share for both periods. The net loss of $12.9 million for the three months ended March 31, 2015 included $18.7 million in non-cash expenses, comprised primarily of share-based compensation, depreciation and amortization, compared to the net loss of $12.5 million for the three months ended March 31, 2014, which included $12.0 million in non-cash expenses.

Total cost of sales increased $9.0 million to $26.3 million for the first quarter of 2015 compared to $17.3 million for the same quarter in 2014, primarily due to increased volume of product sales, and costs related to the approval and commercial launch of the G4 PLATINUM with Share. Research and development expense increased by approximately $5.3 million to $19.8 million for the first quarter of 2015 compared to $14.5 million for the first quarter of 2014. Changes in research and development expense included additional payroll costs, consulting costs and $2.5 million in additional non-cash share-based compensation. Selling, general and administrative expense increased by $11.8 million to $39.4 million for the first quarter of 2015 compared to $27.6 million for the first quarter of 2014, with the change primarily due to additional payroll costs and $4.0 million in additional non-cash share-based compensation. As of March 31, 2015, the Company had $83.8 million in cash and marketable securities.

Conference Call

Management will hold a conference call today starting at 4:30 p.m. (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom, Inc. website at www.dexcom.com by navigating to "Our Company," then "Investor Relations," and then "Events and Webcasts," and will be archived for future reference. To listen to the conference call, please dial (888) 771-4371 (US/Canada) or (847) 585-4405 (International) and use the confirmation number "39398202" approximately five minutes prior to the start time.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by people with diabetes and by healthcare providers in the hospital.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a medical device company with a limited operating history. Successful commercialization of the company’s products is subject to numerous risks and uncertainties, including a lack of acceptance in the marketplace by physicians and people with diabetes, the inability to manufacture products in commercial quantities at an acceptable cost, possible delays in the company’s development programs, the inability of people with diabetes to receive reimbursement from third-party payors and inadequate financial and other resources. These risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ended March 31, 2015, as filed with the Securities and Exchange Commission on April 29, 2015.

FOR MORE INFORMATION:
Steven R. Pacelli
Executive Vice President, Strategy and Corporate Development
(858) 200-0200
www.dexcom.com

DexCom, Inc.
Consolidated Balance Sheets
(In millions—except par value data)

	March 31, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$54.2	$71.8
Short-term marketable securities, available-for-sale	29.6	11.8
Accounts receivable, net	40.2	42.4
Inventory	18.4	16.0
Prepaid and other current assets	3.8	3.9
Total current assets	146.2	145.9
Restricted cash	1.0	1.0
Property and equipment, net	35.7	31.2
Intangible assets, net	2.6	2.7
Goodwill	3.2	3.2
Other assets	0.6	0.6
Total assets	$189.3	$184.6
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$21.2	$20.4
Accrued payroll and related expenses	12.1	17.2
Current portion of long-term debt	2.4	2.3
Current portion of deferred revenue	1.3	0.7
Total current liabilities	37.0	40.6
Other liabilities	2.0	1.5
Long-term debt, net of current portion	1.7	2.3
Total liabilities	40.7	44.4
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5.0 shares authorized; no shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	—	—
Common stock, $0.001 par value, 100.0 authorized; 79.5 and 79.2 issued and outstanding, respectively, at March 31, 2015; and 77.6 and 77.3 shares issued and outstanding, respectively, at December 31, 2014	0.1	0.1
Additional paid-in capital	659.5	638.0
Accumulated other comprehensive loss	(0.3)	(0.1)
Accumulated deficit	(510.7)	(497.8)
Total stockholders’ equity	148.6	140.2
Total liabilities and stockholders’ equity	$189.3	$184.6

DexCom, Inc.
Consolidated Statements of Operations
(In millions—except per share data)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Product revenue	$72.8	$46.7
Development grant and other revenue	—	0.4
Total revenue	72.8	47.1
Product cost of sales	26.3	16.9
Development and other cost of sales	—	0.4
Total cost of sales	26.3	17.3
Gross profit	46.5	29.8
Operating expenses
Research and development	19.8	14.5
Selling, general and administrative	39.4	27.6
Total operating expenses	59.2	42.1
Operating loss	(12.7)	(12.3)
Interest expense	(0.2)	(0.2)
Net loss	$(12.9)	$(12.5)
Basic and diluted net loss per share	$(0.17)	$(0.17)
Shares used to compute basic and diluted net loss per share	77.8	73.3